Exhibit 99.1

January 27, 2009	Page 1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES RECORD FOURTH QUARTER

AND FULL YEAR 2008 FINANCIAL RESULTS

- Full Year Total Revenues of $5.34 Billion, Up 26 Percent over 2007 -

- Full Year Product Sales of $5.08 Billion, Up 36 Percent over 2007 -

- Fourth Quarter EPS of $0.60 per Share -

- Fourth Quarter Non-GAAP EPS of $0.63 per Share -

Foster City, CA, January 27, 2009 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year of 2008. Total revenues for the fourth quarter of 2008 were $1.43 billion, up 30 percent compared to total revenues of $1.09 billion for the fourth quarter of 2007. Full year 2008 total revenues were $5.34 billion, up 26 percent compared to full year total revenues of $4.23 billion for 2007. Net income for the fourth quarter of 2008 was $568.2 million, or $0.60 per diluted share, including after-tax stock-based compensation expense of $30.3 million. Non-GAAP net income for the fourth quarter of 2008, which excludes after-tax stock-based compensation expense, was $598.5 million, or $0.63 per diluted share, compared to non-GAAP net income for the fourth quarter of 2007, which excludes after-tax stock-based compensation expense of $25.1 million, of $426.8 million, or $0.44 per diluted share. As more fully described under the discussion of “Income Taxes,” we recorded certain income tax benefits in the fourth quarter of 2008 that had the effect of increasing earnings by $0.04 per diluted share.

Product Sales

Product sales increased 35 percent to a record $1.39 billion for the fourth quarter of 2008, compared to $1.03 billion in the fourth quarter of 2007. For 2008, product sales increased 36 percent to $5.08 billion when compared to 2007. This was driven primarily by Gilead’s antiviral franchise, including the strong growth in sales of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg), as well as the continued growth in sales of Truvada® (emtricitabine and tenofovir disoproxil fumarate).

Antiviral Franchise

Antiviral product sales increased 35 percent to $1.27 billion in the fourth quarter of 2008 from $941.1 million for the same period in 2007. For 2008, antiviral product sales increased 36 percent to $4.67 billion when compared to 2007. The increases were driven primarily by the sales volume growth of Atripla and Truvada, as well as a favorable foreign currency exchange impact.

•	Truvada

Truvada sales increased 25 percent to $562.1 million for the fourth quarter of 2008 from $448.8 million in the fourth quarter of 2007. For 2008, Truvada sales increased 33 percent to $2.11 billion from $1.59 billion in 2007. The increase in Truvada sales in the fourth quarter and full year of 2008 compared to the same periods of 2007 was driven primarily by sales volume growth in the United States and Europe and a favorable foreign currency exchange impact.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

January 27, 2009	Page 2

•	Atripla

Atripla sales increased 79 percent to $465.5 million for the fourth quarter of 2008 from $259.7 million in the fourth quarter of 2007. For 2008, Atripla sales increased 74 percent to $1.57 billion from $903.4 million in 2007. The increase in Atripla sales in the fourth quarter and full year of 2008 compared to the same periods of 2007 was driven primarily by the continued uptake in the United States, as well as launches of the product in most European countries.

•	Other Antiviral Products

Other antiviral product sales, including Viread® (tenofovir disoproxil fumarate), Hepsera® (adefovir dipivoxil) and Emtriva® (emtricitabine), increased five percent to $245.3 million for the fourth quarter of 2008 from $232.5 million in the fourth quarter of 2007. For 2008, these other antiviral product sales increased five percent to $993.3 million from $947.4 million in 2007.

AmBisome

Sales of AmBisome® (amphotericin B) liposome for injection for severe fungal infections increased 12 percent to $76.0 million for the fourth quarter of 2008 from $67.8 million for the fourth quarter of 2007. For 2008, AmBisome sales increased by 10 percent to $289.7 million from $262.6 million in 2007. The increase in sales of AmBisome in the fourth quarter of 2008 compared to the same period of 2007 was driven primarily by sales volume growth in certain European markets. The increase in sales of AmBisome for the full year of 2008 compared to the same period of 2007 was driven primarily by a favorable foreign currency exchange impact and sales volume growth in certain European markets.

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension increased two-fold to $36.2 million for the fourth quarter of 2008 from $14.8 million for the fourth quarter of 2007. For 2008, Letairis sales increased five-fold to $112.9 million from $21.0 million in 2007. The increase in sales of Letairis in the fourth quarter and full year of 2008 compared to the same periods of 2007 was driven primarily by sales volume growth in the United States as Letairis was launched in June 2007.

Royalty, Contract and Other Revenues

For the fourth quarter of 2008, royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $40.4 million, a decrease of 41 percent from $68.8 million in the fourth quarter of 2007. The decrease during the fourth quarter was driven primarily by lower Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd (Roche) of $16.0 million in the fourth quarter of 2008, compared to Tamiflu royalties of $46.1 million in the fourth quarter of 2007. For 2008, royalty, contract and other revenues were $251.0 million, a decrease of 49 percent from $496.9 million in 2007. The decrease during 2008 compared to 2007 was driven primarily by Tamiflu royalties from Roche of $155.5 million in 2008, compared to Tamiflu royalties of $414.5 million in 2007. The decrease in Tamiflu royalties in the fourth quarter and full year of 2008 compared to the same periods of 2007 was due primarily to decreased Roche sales related to pandemic planning initiatives worldwide.

Research and Development

Research and development (R&D) expenses in the fourth quarter of 2008 were $201.9 million compared to $184.6 million for the same quarter in 2007. Non-GAAP R&D expenses, which exclude stock-based compensation expense, for the fourth quarter of 2008 were $185.3 million, compared to $168.7 million for the same quarter in 2007. For 2008, R&D expenses were $721.8 million compared to $591.0 million for 2007. Non-GAAP R&D expenses, which exclude stock-based compensation expense, for 2008 were $655.2 million, compared to $518.9 million for 2007. Non-GAAP R&D expenses for the fourth quarter and full year of 2008 were higher primarily as a result of increased clinical study activity as well as higher headcount related to the growth in Gilead’s business, partially offset by a net decrease in payments incurred related to its collaborations.

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January 27, 2009	Page 3

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the fourth quarter of 2008 were $193.7 million compared to $180.0 million for the same quarter in 2007. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for the fourth quarter of 2008 were $174.7 million, compared to $165.4 million for the same quarter in 2007. For 2008, SG&A expenses were $797.3 million compared to $705.7 million for 2007. Non-GAAP SG&A expenses, which exclude stock-based compensation expense, for 2008 were $720.8 million, compared to $604.4 million for 2007. Non-GAAP SG&A expenses for the fourth quarter were higher primarily as a result of increased compensation and benefits as well as infrastructure and technology costs to support the continued growth in Gilead’s business. For the full year of 2008, non-GAAP SG&A expenses were higher compared to 2007 primarily as a result of increased compensation and benefits and infrastructure and technology costs, as well as increased marketing and promotional expenses to support Gilead’s expanding commercial activities.

Income Taxes

The full year 2008 effective tax rate was 26.5 percent compared to 28.9 percent for 2007. The decrease in the 2008 effective tax rate was driven primarily by various fourth quarter 2008 items, including the resolution of certain tax audits with taxing authorities and the extension of the federal research and development tax credit. As a result of these items, the fourth quarter 2008 tax rate was 22.1 percent. The income tax benefits recorded in the fourth quarter of 2008 had the effect of increasing GAAP and non-GAAP earnings by $0.04 per diluted share.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on fourth quarter 2008 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was a favorable $4.6 million and $12.6 million, respectively, compared to the same period in 2007. The impact on full year 2008 revenues and pre-tax earnings was a favorable $148.2 million and $92.6 million, respectively, compared to 2007.

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2008, Gilead had cash, cash equivalents and marketable securities of $3.24 billion compared to $2.72 billion as of December 31, 2007. For the year, Gilead generated $2.20 billion of operating cash flows including $646.1 million in the fourth quarter.

Corporate Highlights

In October 2008, Gilead entered into an agreement to repurchase $750.0 million of its common stock under an accelerated share repurchase program. Gilead repurchased these shares under the $3.0 billion share repurchase program announced in October 2007. In 2008, Gilead repurchased and retired 39.2 million shares of its common stock for an aggregate purchase price of $1.97 billion. As of December 31, 2008, the remaining authorized amount of stock repurchases that may be made under this stock repurchase program which expires in December 2010 was $998.1 million.

Product and Pipeline Highlights

Antiviral Franchise

In November 2008, Gilead announced two-year (96-week) data from two Phase III pivotal clinical trials, Studies 102 and 103, evaluating the safety and efficacy of once-daily Viread among adult patients with chronic hepatitis B. These data were presented during oral sessions at the annual meeting of the American Association for the Study of Liver Diseases in San Francisco.

In December 2008, Gilead announced the publication of the detailed one year (48-week) data from Studies 102 and 103 in the December 4, 2008 issue of The New England Journal of Medicine.

Cardiovascular Franchise

In October 2008, Gilead announced results of a two-year (104-week), open-label, uncontrolled, extension study (ARIES-E) of Letairis in patients with pulmonary arterial hypertension (WHO Group 1). Data from this study were presented at the annual meeting of the American College of Chest Physicians in Philadelphia.

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January 27, 2009	Page 4

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will host a conference call and a simultaneous webcast to discuss the results of its fourth quarter and full year of 2008. During this call/webcast, Gilead’s management will discuss the Company’s fourth quarter and full year of 2008 results and provide a general business update. The webcast will be available live via the internet by accessing Gilead’s website at www.gilead.com. To access the webcast, please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-800-901-5247 (U.S.) or 1-617-786-4501 (international) and dial the participant passcode 74401137 to access the call.

A replay of the webcast will be archived on the Company’s website for one year, and a phone replay will be available approximately two hours following the call through January 30, 2009. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 89437661.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP net income and net income per diluted share for the three months ended December 31, 2008 and 2007, and the year ended December 31, 2007, are presented excluding the after-tax impact of stock-based compensation expense and adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP net income and net income per diluted share for the year ended December 31, 2008 are presented excluding the after-tax impact of the purchased in-process research and development expense incurred in connection with the acquisition of Navitas Assets, LLC’s assets related to its cicletanine business and the after-tax impact of stock-based compensation expense, and adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP R&D expenses and SG&A expenses for the fourth quarter and full year of 2008 and 2007 are presented excluding the impact of stock-based compensation expense. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under United States generally accepted accounting principles.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its antiviral and cardiovascular franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products; Gilead’s ability to successfully commercialize any products that receive regulatory approvals; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; initiating and completing clinical trials may take longer or cost more than expected; fluctuations in the foreign exchange rate of the U.S. dollar that may reduce or eliminate the favorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; our ability to consummate additional purchases under our share repurchase program due to changes in our stock price, corporate or other market conditions; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking.

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January 27, 2009	Page 5

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2008 and its subsequent Current Reports on Form 8-K. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, AmBisome and Letairis are registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

January 27, 2009	Page 6

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$1,387,772	$1,025,895	$5,084,796	$3,733,109
Royalty, contract and other revenues	40,433	68,828	250,954	496,936

Total revenues	1,428,205	1,094,723	5,335,750	4,230,045

Costs and expenses:
Cost of goods sold (1)	321,531	215,542	1,127,246	768,771
Research and development (1)	201,863	184,648	721,768	591,026
Selling, general and administrative (1)	193,665	180,048	797,344	705,741
Purchased in-process research and development (2)	—	—	10,851	—

Total costs and expenses	717,059	580,238	2,657,209	2,065,538

Income from operations	711,146	514,485	2,678,541	2,164,507
Interest and other income, net	19,038	29,528	59,401	109,823
Interest expense	(2,871)	(2,857)	(12,101)	(13,100)
Minority interest	2,369	2,076	8,564	9,108

Income before provision for income taxes	729,682	543,232	2,734,405	2,270,338
Provision for income taxes (1)	161,488	141,590	723,251	655,040

Net income	$568,194	$401,642	$2,011,154	$1,615,298

Net income per share - basic	$0.62	$0.43	$2.18	$1.74

Net income per share - diluted	$0.60	$0.41	$2.10	$1.68

Shares used in per share calculation - basic	911,168	930,981	920,693	929,133

Shares used in per share calculation - diluted	942,837	969,274	958,825	964,356

Notes: (1) The following is the stock-based compensation expense included in the respective captions of the condensed consolidated statements of income above:
	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Stock-based compensation expense:
Cost of goods sold	$3,178	$2,874	$10,312	$11,224
Research and development	16,578	15,953	66,523	72,082
Selling, general and administrative	19,003	14,616	76,529	101,299
Income tax effect	(8,451)	(8,322)	(40,565)	(53,261)

Total stock-based compensation expense, net of tax	$30,308	$25,121	$112,799	$131,344

(2)	For the year ended December 31, 2008, Gilead incurred $10.9 million of purchased in-process research and development expense as a result of the acquisition of all of Navitas Assets, LLC’s assets related to its cicletanine business.

January 27, 2009	Page 7

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except per share amounts)

Below is a reconciliation of Gilead’s GAAP net income and diluted per share amounts as reported in the attached press release. Non-GAAP net income and net income per diluted share for three months ended December 31, 2008 and 2007, and the year ended December 31, 2007, are presented excluding the after-tax impact of stock-based compensation expense and adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Non-GAAP net income and net income per diluted share for the year ended December 31, 2008 are presented excluding the after-tax impact of the purchased in-process research and development expense incurred in connection with the acquisition of Navitas Assets, LLC’s assets related to its cicletanine business and the after-tax impact of stock-based compensation expense, and adjusted for the application of APB 25 in computing non-GAAP dilutive securities. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income (GAAP)	$568,194	$401,642	$2,011,154	$1,615,298
Stock-based compensation expense, net of tax	30,308	25,121	112,799	131,344
Purchased in-process research and development expense, net of tax	—	—	7,769	—

Net income (Non-GAAP)	$598,502	$426,763	$2,131,722	$1,746,642

Shares used in per share calculation - diluted (GAAP)	942,837	969,274	958,825	964,356
Dilutive securities	683	2,227	1,686	2,123

Shares used in per share calculation - diluted (Non-GAAP)	943,520	971,501	960,511	966,479

Net income per share - diluted (GAAP)	$0.60	$0.41	$2.10	$1.68

Net income per share - diluted (Non-GAAP)	$0.63	$0.44	$2.22	$1.81

January 27, 2009	Page 8

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$3,239,639	$2,722,422
Accounts receivable, net	1,023,397	795,127
Inventories	927,868	599,966
Property, plant and equipment, net	528,799	447,696
Other assets	1,298,871	1,269,505

Total assets	$7,018,574	$5,834,716

Current liabilities	$1,220,992	$736,275
Long-term liabilities and minority interest	1,645,095	1,638,451
Stockholders’ equity	4,152,487	3,459,990

Total liabilities and stockholders’ equity	$7,018,574	$5,834,716

Note:

(1)	Derived from audited consolidated financial statements at that date.

January 27, 2009	Page 9

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
		(Note 1)		(Note 1)
Antiviral products:
Truvada – U.S.	$255,101	$209,984	$992,100	$789,709
Truvada – Europe	270,055	210,650	986,648	711,650
Truvada – Other International	36,896	28,213	127,939	87,870

	562,052	448,847	2,106,687	1,589,229

Atripla – U.S.	351,914	258,303	1,317,168	900,009
Atripla – Europe	103,027	276	225,754	276
Atripla – Other International	10,573	1,134	29,533	3,096

	465,514	259,713	1,572,455	903,381

Viread – U.S.	69,303	62,757	254,216	257,598
Viread – Europe	66,588	60,109	259,897	260,001
Viread – Other International	25,990	25,620	107,074	95,570

	161,881	148,486	621,187	613,169

Hepsera – U.S.	28,804	28,832	131,404	123,479
Hepsera – Europe	42,681	42,736	191,112	162,490
Hepsera – Other International	4,934	5,364	18,507	16,753

	76,419	76,932	341,023	302,722

Emtriva – U.S.	3,859	3,230	15,804	13,443
Emtriva – Europe	2,382	2,261	9,819	11,275
Emtriva – Other International	728	1,614	5,457	6,775

	6,969	7,105	31,080	31,493

Total Antiviral products – U.S.	708,981	563,106	2,710,692	2,084,238
Total Antiviral products – Europe	484,733	316,032	1,673,230	1,145,692
Total Antiviral products – Other International	79,121	61,945	288,510	210,064

	1,272,835	941,083	4,672,432	3,439,994

AmBisome	75,971	67,807	289,651	262,571
Letairis	36,176	14,754	112,855	21,020
Other products	2,790	2,251	9,858	9,524

	114,937	84,812	412,364	293,115

Total product sales	$1,387,772	$1,025,895	$5,084,796	$3,733,109

Note:

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.